Exhibit 99.2

MICRO THERAPEUTICS, INC.

Third Quarter 2005 Financial Results Conference Call

October 27, 2005

9:00 a.m. Eastern; 8:00 a.m. Central; 6:00 a.m. Pacific

Tom Wilder: Thank you, Jim. Good morning everyone, and thank you for joining us to discuss Micro Therapeutics third quarter 2005 financial results. I’m Tom Wilder, MTI’s president and chief executive officer. With me on the call today is Jim Corbett, the chairman of the board of MTI, also the president and chief executive officer of ev3.

On our call today I will cover operational and financial results, after which we would be pleased to answer your questions. If you are not receiving regular communications from MTI and would like to be added to our fax and email list, please contact Rob Whetstone of Pondel Wilkinson at 310-279-5963. As a reminder, this conference call is being broadcast live on the Internet at www.1mti.com. A playback of this call will be available following its conclusion, may be accessed on the Internet at www.1mti.com and will be available for approximately one year.

Certain information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the company’s future. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. Risk factors associated with our business are set forth in our 1933 and 1934 Act filings, including the Form 10-Q we will be filing this quarter. We suggest that you read all such filings.

We are clearly pleased with our operating performance in the third quarter of 2005. Net sales were $14.1 million, representing a 72% increase over the prior year third quarter. U.S. net sales increased 98% to $6.1 million and international net sales increased 57% to $8 million, compared with the third quarter of 2004.

We believe that our rate of net sales growth continues to outpace that of the overall neurovascular market and evidences the success of our strategy to expand both product offerings and our global distribution capabilities.

Third quarter neuro embolic product net sales of $6.2 million represents a 112% increase over the prior year third quarter. Leading this increase was the recent introduction of Onyx for the treatment of brain arterial-venous malformations or AVM, in the U.S.

Net sales from neuro access and delivery products increased 53% to $7.1 million in the third quarter of 2005. Echelon microcatheters, the recently released Marathon microcatheter, and the high-performance HyperGlide balloons, led this net sales increase. The Echelon microcatheter is used primarily to deliver embolic coils to aneurysms. The Marathon microcatheter is used primarily to deliver liquid embolics, including Onyx, to brain AVMs.

Peripheral blood clot therapy and other product net sales for the third quarter of 2005 were $787 thousand compared with $615 thousand in the third quarter of 2004. Foreign currency exchange rates principally, with respects to the Euro, had an unfavorable impact on net sales for the third quarter of 2005 in the amount of approximately $46 thousand.

Please note that total MTI net sales do not match reported ev3 neuro sales. ev3 reports net sales for MTI peripheral blood clot therapy products under its procedural support and other product line within the cardio peripheral segment. In addition, while ev3 represents MTI in all international markets, it functions as a distributor for MTI in Japan and Canada. It also acts as a distributor for our peripheral blood clot therapy products in the U.S. These sales are recognized at distributor prices by MTI and at end customer prices by ev3.

We are pleased to report that our third quarter operating results continue to evidence the favorable leverage from our solid net sales growth. Our third quarter operating loss of $1.8 million represents a 71% reduction compared with the third quarter of 2004 and a 32% reduction compared with the second quarter of 2005.

Gross margin. Benefiting from the recent consolidation of the company’s manufacturing operations into its Irvine facility, increased production volume and ongoing cost savings yield improvement programs, our third quarter cost of sales increased only 29% on a 72% year-over-year net sales increase. This permitted our third quarter GM to expand to 71%, a 9 percentage point improvement from the third quarter of 2004 and a 3 percentage point improvement over the second quarter of 2005.

We also made progress at the operating expense line as total operating expenses for the third quarter of 2005 increased only 5% to $11.8 million from $11.3 million in the third quarter of 2004. Operating expenses for the most recent quarter benefited from a previously established net reserve of $436 thousand in projected facility consolidation expenses associated with the recent closure of the company’s operations in Germany, as well as from a reversal of a previously established reserve of $400 thousand for the termination of Century Medical, our former distributor in Japan.

Research and development expenses, which include clinical and regulatory costs, increased 16% to $4.2 million in the third quarter of 2005 from $3.6 million in the comparable period of 2004. R&D expenditures relate primarily to Nexus coil product line development costs and to longer term initiatives that include previously announced programs focused on embolic coils and neuro stents.

Selling, general and administrative expenses declined from 87% of revenue in the third quarter of 2004 to 60% of revenue in the 2005 third quarter. The dollar increase in SG&A expenses primarily reflects the recent expansion of our U.S. sales organization as well as variable commission expenses paid to our international distributor and majority stockholder, ev3 Inc.

I will now provide an update on recently launched products as well as our progress with respect to new product development. As previously disclosed, we have commenced the introduction in the U.S. of Onyx for the treatment of brain AVMs. We are very pleased with the progress that we have made during the past three months. Our expectation is that our focus over the next two quarters will continue to be on physician training. With respect to our Onyx aneurysm program, it is our current plan to submit the Humanitarian Device Exemption, or HDE, application by year end.

During September we commenced a controlled introduction of the new Nexus line of embolic coils. The Nexus coils contain a nitinol filament, which offers improved shape retention and increased resistance to coil compaction. The Nexus coils also incorporate a bioactive microfilament technology to enhance aneurysm healing. Importantly, we believe that the Nexus coil will offer physicians an improved mechanical and bioactive coil that performs like a bare coil during the emobilization procedure. We are pleased with the initial results in Europe and the U.S. and will continue with this rollout program during the 2005 fourth quarter.

We continue to make progress on our next generation coil platform, referred to internally as 3G. 3G features a new detachment system. It is our objective to submit a 510k for the 3G system during the first half of 2006. We also continue to make progress with our Solo stent, which is intended for use in treating large and wide-necked aneurysms. The Solo is fully retrievable and is detached in the same manner as our current NXT and Nexus coils. This allows for more precise stent placement. It is our objective to introduce the Solo in Europe and other international markets during the second quarter of 2006.

We believe that the above new products have contributed to and will supplement the commercial momentum that is reflected in our third quarter results. Importantly, we believe that the addition of Onyx AVM to our product portfolio in the United States is providing additional opportunities for the cross-selling of other MTI products. Accordingly, we intend to expand our domestic neuro sales organization during the fourth quarter from 17 to 24.

Turning to our financial guidance, we believe that total year 2005 net sales will range between $53 and $54 million. Based upon our year-to-date operating results and on the above net sales guidance, we believe that we will narrow our operating losses during the fourth quarter of 2005 compared with the fourth quarter of 2004. It is our objective to achieve an operating profitability run rate by the end of this year.

With regard to operating cash flow, we ended the quarter with $3.1 million in cash and cash equivalents. In May 2005, as previously disclosed, we executed a loan and security arrangement with Silicon Valley Bank that provides for up to $3 million based upon domestic accounts receivable and inventory. We have yet to draw against this arrangement. We believe that these sources of funds will be sufficient to fund our operations through the remainder of the year.

Finally, as recently disclosed, we intend to occupy a larger facility in Irvine during the second quarter of next year. We have executed a promissory note with ev3 to cover the anticipated non-recurring expenses of facility improvements and moving costs. ev3 has also issued a letter of credit in support of this lease.

In closing, we are very pleased with our third quarter results and believe that they are indicative of the progress that we are making toward our objective of establishing a leading position in the neuro vascular market. I would like to thank all of our conference call participants for your attention and at this time Jim and I will be happy to answer any questions that you may have.

Operator: (Operator Instructions). And your first question comes from the line of Tom Gunderson with Piper Jaffray. You may proceed.

Tom Gunderson: Hi Tom. Can you tell us what Onyx sales were in the U.S. for the quarter? And if not, can you help me understand a little bit, is this something that the sales force is going out and getting a lot of trialing, as people try it as opposed to the alternatives? Or is it, as you hinted, but I wasn’t quite sure, that people come to weekend training sessions and then go back to their labs and maybe think about it? How’s the beginning part of the ramp going, in other words?

Tom Wilder: Well, the introduction is going extremely well, and we’re not going to disclose products specific revenues. What I can tell you is that the Onyx adoption and launch effort is progressing rapidly. We have a queue for physician training and our training resources are fully deployed.

Tom Gunderson: What does it take to train?

Tom Wilder: We have an initial full-day didactic and animal training session that occurs at select elite institutions within the United States, followed by a series of proctored cases including one proctored by an experienced physician.

Tom Gunderson: Got it. Thank you.

Tom Wilder: Thank you.

Operator: And your next question comes from the line of Larry Haimovitch with HMTC. You may proceed.

Larry Haimovitch: Good morning. Nice quarter, Tom.

Tom Wilder: Thank you, Larry.

Larry Haimovitch: A couple of questions here. First question, any litigation update you could provide us? And then, second—well, I’ll let you take that one and then I’ll come right back.

Tom Wilder: Larry at this time I have no comment on litigation. We’ll continue to update our SEC disclosures as appropriate.

Larry Haimovitch: Okay. There is still litigation activity though. I mean, there’s still - there’s still stuff going on?

Tom Wilder: Yes.

Larry Haimovitch: Okay. On Onyx, what’s the approximate revenue you’re getting per case?

Tom Wilder: Larry, we have previously discussed this on calls and we’ve estimated around $5,000 US per case.

Larry Haimovitch: That’s strictly for the Onyx though, right?

Tom Wilder: It’s hard to estimate, but typically two vials of Onyx plus associated access products will get you to about $5,000 a case. There are substantially larger lesions that are treated that can increase that significantly, but I think a good lump average remains $5,000.

Larry Haimovitch: Okay, and the $5,000 — you kind of answered my question, the $5,000 includes the access catheters and other products that go along with it. So in fact, Onyx would appear to be driving the base business, if you will?

Tom Wilder: Yes.

Larry Haimovitch: And when you look at the competitive landscape of Onyx, is it mainly the Cordis product that you would be taking share from?

Tom Wilder: Yes.

Larry Haimovitch: Okay. And the market opportunity in the U.S. is, is it 7,000 total cases per year in AVM treatment?

Tom Wilder: For AVM treatment, I believe the figures discussed during the last quarter’s call were around 5 to 6,000 in the United States.

Larry Haimovitch: Okay. Thanks very much Tom.

Tom Wilder: Sure. Thank you.

Operator: And your next question comes from the line of Rick Wise with Bear Stearns. Please proceed.

Jonathan Faverski: Good morning Tom and Jim, this is Jonathan Faverski (ph) here for Rick. Just a quick question. Congratulations on a great quarter here. Regarding R&D and SG&A, is this quarter’s R&D and SG&A kind of indicative of the run rate we should expect to see going forward? And if not is there anything in particular related to a ramp-up in R&D for some reason? Either clinically related or additional head count in sales force that we should be expecting within the next three or four quarters?

Tom Wilder: Well, with regard to R&D I think it’s safe to say that we’re on a fairly solid run rate. We have ended the clinical trials for Onyx in the prior year and — so we’re fairly stable. With regard to SG&A, I mentioned that we will be expanding our U.S. sales organization during the fourth quarter to take advantage of what we see as an opportunity for further share gains in 2006. And so one would expect that to impact the SG&A line.

Jonathan Faverski: Any sense on numbers as kind of like a percentage basis? Are we talking a 50% increase or are we talking just a few more heads?

Tom Wilder: Just - well, I mentioned that we currently have a U.S. sales organization of 17 professionals and we’ll be going to 24.

Jonathan Faverski: My apologies. I missed that one. Sorry.

Tom Wilder: Okay. Well I’d like to thank everyone for joining us today. We appreciate your continued interest and support and look forward to reporting further progress in the future. Thank you again.

Operator: Ladies and gentlemen, this does conclude your presentation. At this time you may all disconnect and have a wonderful day.